Exhibit 99.1

Liberty Global Reports Q4 and Full-Year 2017 Results

Best quarterly revenue growth in two years driven by U.K.
Q4 operating income down $187 million & $535 million in FY '17
Full-year rebased OCF growth of 4.5%, Adj. FCF to $1.6 billion
Announced sale of UPC Austria & completed LatAm split-off
Announced new $2 billion share repurchase plan for 2018
Denver, Colorado: February 14, 2018
Liberty Global plc today announced its Q4 and full-year 2017 financial results[1]. Please note that as a result of the completion of the LatAm split-off, the information included in this release represents our continuing operations, unless otherwise noted.
CEO Mike Fries stated, "We ended 2017 on a high note, as we delivered our best rebased revenue growth of the year in Q4, along with 4.5% rebased[2] OCF[3] growth for the full year and $1.6 billion of Adjusted Free Cash Flow[4]. These results were driven by solid performances in Germany and the U.K., together with continued cost efficiencies from our Liberty GO program."
Q4 2017 REVENUE & YOY GROWTH[2] $4.0bn I +2.9%
Q4 2017 OCF & YOY GROWTH[2] $1.9bn I +4.3%

2017 REVENUE & YOY GROWTH[2] $15.0bn I +2.3%
2017 OCF & YOY GROWTH[2] $7.1bn I +4.5%
NASDAQ:LBTYA | NASDAQ:LBTYB | NASDAQ:LBTYK

Full-Year 2017 Highlights	2018 Guidance Targets
NEW PREMISES BUILT OVER 1.1 MM	REBASED OCF GROWTH ~5%[7]
B2B5 REVENUE GROWTH[2] +12%	ADJUSTED FREE CASH FLOW $1.6BN8
ORGANIC RGU[6] ADDITIONS 760,000	P&E ADDITIONS OF $5.1 BN8

Exhibit 99.1

                                                                    "Virgin Media, our largest operation, steadily improved throughout 2017 and posted 5% rebased OCF growth in Q4, its best performance of the year. We successfully executed the price increase last November and continued rolling out cutting-edge products like our WiFi Connect and V6 set-top boxes, which we will continue to aggressively deploy in 2018. Early last year, we overhauled Project Lightning and subsequently reported progressively improved new build totals, including the delivery of nearly 160,000 premises in Q4 2017, a quarterly record.
In Switzerland, Q4 and full-year OCF results were impacted by costs associated with the launch of MySports, our new sports channel that is available exclusively to cable customers. This investment has transformed UPC Switzerland into the premier provider of televised athletic events, featuring access to Swiss ice hockey and Bundesliga matches. We expect that our OCF results in this market will continue to be under pressure in the coming quarters, as we continue to invest in MySports."

"Our balance sheet remains in great shape with an average long-term debt tenor[9] of nearly eight years, a fully-swapped borrowing cost of 4.2% and substantial liquidity[10] of $5 billion. We recently announced a stock repurchase plan of $2 billion for 2018 which, when completed, will push our total buybacks since 2005 above $20 billion.
On the M&A front, a couple transactions have highlighted our continued focus on shareholder value creation. At the end of the year we completed the split-off of our Latin American business, which created two attractive, asset-backed securities. In December, we announced the sale of UPC Austria to T-Mobile Austria at an ~11x EV/OCF exit multiple, highlighting the strategic value of our networks in a rapidly converging world.
Looking ahead, in 2018 we expect to deliver around 5% rebased OCF growth, Adjusted Free Cash Flow of $1.6 billion and P&E additions of $5.1 billion, including $1.2 billion[8] of spend for new build and upgrade for the full year. These investments, which underpin our customer-centric focus, leave us well placed to deliver long-term sustainable growth.”

Contacts

Investor Relations

Matt Coates +44 20 8483 6333

John Rea +1 303 220 4238

Stefan Halters +1 303 784 4528

Corporate Communications

Matt Beake +44 20 8483 6428

Julia Hart +31 6 1121 2871

Corporate Website

www.libertyglobal.com

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is the world’s largest international TV and broadband company, with operations in 12 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the video, internet and communications revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect over 22 million customers subscribing to 46 million TV, broadband internet and telephony services. We also serve over 6 million mobile subscribers and offer WiFi service through 10 million access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant content investments in ITV, All3Media, LionsGate, the Formula E racing series and several regional sports networks.

Exhibit 99.1

Highlights
•Full-year rebased revenue growth of 2%, including 3% growth in Q4
◦Q4 rebased revenue growth was driven by a 4% increase at Virgin Media
◦Q4 residential cable business11 of $3.0 billion was up 1% year-over-year
◦Q4 residential mobile business11 up 5% year-over-year to $0.5 billion
◦Q4 B2B business11 increased 13% year-over-year to $0.5 billion
•Full-year operating income decreased 22% year-over-year, down 27% in Q4
•Full-year rebased OCF growth of 4.5% to $7.1 billion
◦Q4 rebased OCF growth of 4%, supported by 5% growth at Virgin Media
•760,000 organic RGU additions in 2017, including 149,000 in Q4
◦Results supported by new build initiatives and continued penetration of our next-
generation broadband and video products
•Built over 350,000 new premises in Q4, YTD total exceeded 1.1 million
◦Virgin Media delivered 159,000 new premises in Q4 and 536,000 for 2017
•Solid balance sheet with $5 billion of liquidity
•Net leverage12 of 4.9x at December 31, 2017
•Fully-swapped borrowing cost of 4.2%, down from 4.7% in Q4 '16

Liberty Global	Q4 2017	YoY Growth/(Decline)*	FY 2017	YoY Growth/(Decline)*

Subscribers
Organic RGU Net Additions	149,200	(45.3%)	759,800	(22.0%)

Financial (in USD millions)
Revenue	$3,988	2.9%	$15,049	2.3%
OCF	$1,912	4.3%	$7,086	4.5%
Operating income	$496	(27.4%)	$1,947	(21.6%)

Adjusted FCF	$844	(16.4%)	$1,551	(21.6%)
Cash provided by operating activities^	$1,495		$5,135
Cash provided (used) by investing activities^	$(428)		$79
Cash used by financing activities^	$(927)		$(4,721)

* For the RGU growth rates, the Netherlands is excluded from our 2016 figures; Revenue and OCF YoY growth rates are on a rebased basis.
^ Cash flow from continuing operations

Subscriber Growth

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016

Organic RGU net additions (losses) by product		(excluding NL13)		(excluding NL13)
Video	(54,500)	(7,500)	(116,500)	(164,000)
Data	116,000	174,800	503,400	634,500
Voice	87,700	105,300	372,900	503,400
Total	149,200	272,600	759,800	973,900

Organic RGU net additions (losses) by market
U.K./Ireland	7,700	28,200	336,200	251,600
Belgium	(11,800)	700	(53,700)	28,300
Germany	55,100	98,000	229,400	320,300
Switzerland/Austria	(19,100)	25,000	(18,200)	(400)
Central and Eastern Europe	117,300	120,700	266,100	374,100
Total	149,200	272,600	759,800	973,900

Organic Mobile SIM additions (losses) by product
Postpaid	118,700	57,700	384,000	343,200
Prepaid	(23,400)	(69,200)	(216,900)	(245,200)
Total	95,300	(11,500)	167,100	98,000

Organic Mobile SIM additions (losses) by market
U.K./Ireland	32,800	(1,800)	12,500	16,200
Belgium	50,800	(28,100)	94,600	(6,900)
Other	11,700	18,400	60,000	88,700
Total	95,300	(11,500)	167,100	98,000

•
Cable Product Performance: During Q4 we added 149,000 RGUs, a 45% decline over the prior-year period due to lower gross additions across all European operations. On the fixed product side, all three products showed year-over-year declines

•
U.K./Ireland: Q4 RGU additions of 8,000 were lower than the prior year, as improved performance in new build areas was offset by reduced growth in our existing footprint, reflecting our structured approach to promotions. As a result, broadband net additions of 25,000, were down year-over-year, while our RGU performance improved across video and fixed-telephony

•
Belgium: RGU attrition of 12,000 in Q4, consistent with prior 2017 quarters, was primarily due to intensified competition. However, our converged quad-play package additions continued to grow, as we gained nearly 39,000 new "WIGO" subscribers during Q4

•
Germany: Reported 55,000 RGU additions in Q4, which was below our Q4 2016 result. The prior-year period was boosted by a successful "high-speed weeks" promotion, which offered higher discounts on our core double and triple-play bundles. Additionally, video attrition of 37,000 RGUs was driven by a large MDU contract disconnect

•
Switzerland/Austria: Lost 19,000 RGUs in Q4, compared to a Q4 2016 gain of 25,000, which was largely due to the launch of Connect&Play. The performance was largely due to losses of 29,000 video and 2,000 broadband subscribers, partially offset by 12,000 telephony RGU additions

•	CEE: Delivered 117,000 RGU additions in Q4, largely in-line with the prior-year period

•
Next-Generation Video Penetration (including Horizon TV, Horizon-Lite, TiVo, Virgin TV V6 and Yelo TV): Added 210,000 subscribers to our advanced platforms in Q4 and reached 7.7 million or 43% of our total cable video base (excluding DTH) by the end of the year

•
WiFi Connect Box: Deployments of our latest WiFi Connect box increased by more than 1 million in Q4, ending the quarter with an installed base of over 6.4 million or 43% of broadband subscribers across Europe

•	Mobile: Added 95,000 mobile subscribers in Q4, as 119,000 postpaid additions were partially offset by continued attrition in our low-ARPU prepaid base

◦
Belgium added 51,000 new mobile subscribers during Q4, a strong year-over-year improvement. This was driven by the continued success of our converged "WIGO" offers and a competitive BASE[14] postpaid proposition

◦
UK/Ireland added 63,000 postpaid mobile subscribers in Q4, 10x higher than the prior-year result, driven by exceptionally strong take-up of innovative 36-month Freestyle contracts. Total mobile net additions increased by 33,000 in the quarter as postpaid growth was partially offset by low-ARPU prepaid losses. The penetration of 4G at Virgin Media increased to 55% at the end of Q4

◦
Switzerland/Austria gained 18,000 mobile subscribers in Q4, as our Swiss offerings (including free EU roaming since June) continue to gain traction. Also announced a new MVNO contract with Swisscom with subscriber transition by early 2019

Revenue Highlights
The following table presents (i) revenue of each of our consolidated reportable segments for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
Revenue	2017	2016	%	Rebased %	2017	2016	%	Rebased %
	in millions, except % amounts

U.K./Ireland	$1,711.1	$1,523.2	12.3	4.4	$6,398.7	$6,508.8	(1.7)	2.1
Belgium	758.8	680.2	11.6	0.9	2,865.3	2,691.1	6.5	1.2
Germany	716.8	639.7	12.1	2.5	2,705.4	2,539.7	6.5	4.3
Switzerland/Austria	451.2	435.9	3.5	0.4	1,766.0	1,755.6	0.6	(0.3)
Central and Eastern Europe	317.1	273.8	15.8	4.6	1,183.6	1,088.4	8.7	5.2
The Netherlands	—	660.4	(100.0)	N.M.	—	2,690.8	(100.0)	N.M.
Central and Corporate	38.7	20.7	87.0	0.5	144.8	73.2	97.8	2.1
Intersegment eliminations	(6.0)	(17.3)	N.M.	N.M.	(14.9)	(62.6)	N.M.	N.M.
Total	$3,987.7	$4,216.6	(5.4)	2.9	$15,048.9	$17,285.0	(12.9)	2.3

N.M. - Not Meaningful

•	Reported revenue for the three months and full-year ended December 31, 2017, declined 5% and 13% year-over-year in each period, respectively

◦
These Q4 results were primarily driven by the net impact of (i) the deconsolidation of our operations in the Netherlands in connection with the completion of our joint venture with Vodafone Group plc (the "VodafoneZiggo JV"), (ii) positive foreign exchange ("FX") movements, mainly related to the strengthening of the Euro and British Pound against the U.S. dollar, and (iii) organic revenue growth

◦
These full-year 2017 results were primarily driven by the net impact of (i) the deconsolidation of our operations in the Netherlands in connection with the VodafoneZiggo JV transaction, (ii) negative foreign exchange ("FX") movements, mainly related to the strengthening of the U.S. dollar against the British Pound, and (iii) organic revenue growth

•	Rebased revenue grew 3% in Q4 and 2% for the full-year 2017 period. These results included:

◦	A reduction in cable subscription revenue of $12 million for the full-year 2017 period resulting from a change in U.K. regulations governing payment handling fees that we charge our customers

◦	The favorable $7 million YTD impact due to the release of unclaimed customer credits in Switzerland

◦
A reduction in channel carriage fee revenue primarily related to the June 2017 discontinuation of our analog video service in Germany, which resulted in revenue decreases of $7 million in Q4 and $18 million in the full-year 2017 period

◦	The favorable $6 million impact in the full-year 2017 period for the expected recovery of VAT paid in prior periods with respect to copyright fees in Belgium, which benefited revenue in H1 2017

•	Our B2B business (including SOHO and non-subscription revenue) reported rebased revenue growth of 13% and 12% in the Q4 and full-year 2017 periods, respectively

•	Our residential mobile business (including interconnect and handset sales) posted a 6% rebased revenue gain and 2% rebased contraction in the Q4 and full-year 2017 periods, respectively
Q4 2017 Rebased Revenue Growth - Segment Highlights

•
U.K./Ireland: Rebased revenue growth of 4% in Q4 reflects (i)17% rebased growth in residential mobile revenue (including interconnect and mobile handset revenue), reflecting higher revenue from mobile handset sales that was partially offset by lower mobile subscription revenue (ii) 2% rebased growth in our residential cable business, and (iii) 6% rebased revenue growth in our B2B business, largely driven by continued growth in the SOHO segment

•
Belgium: Rebased revenue growth of 1% in Q4 was mainly driven by the net effect of (i) growth in our B2B segment, driven by increased MVNO revenue on Telenet's mobile network and (ii) lower mobile and cable revenue

•
Germany: Q4 rebased revenue growth of 2.5% reflects the net effect of (i) higher residential cable subscription revenue as a result of increases in subscribers and higher ARPU per RGU, (ii) B2B revenue growth, largely driven by an increase in B2B non-subscription revenue, (iii) lower analog video channel carriage revenue of $7 million and (iv) lower fixed-line telephony interconnect revenue.

•
Switzerland/Austria: Rebased revenue growth in Q4 was relatively flat, primarily related to the net effect of (i) lower ARPU per RGU, mainly due to competitive pressures, (ii) higher revenue from the distribution of MySports channels and (iii) increased mobile revenue

•
CEE: Rebased revenue growth of 5% in Q4, driven by the net effect of (i) growth in our B2B business, (ii) higher cable revenue supported by solid RGU additions throughout 2017, and (iii) a small decline in ARPU per RGU

Operating Income

•
Operating income was $496 million and $683 million in Q4 2017 and Q4 2016, respectively, representing a decrease of 27% year over year. For the year ended December 31, 2017, operating income was $1,948 million, reflecting a decline of 22% as compared to $2,482 million in YTD 2016

•
The decreases in operating income for both periods primarily resulted from the net effect of lower OCF, as further described below, and for the twelve-month comparison, a decline in depreciation and amortization. The declines in OCF and depreciation and amortization were primarily attributable to the fact that our Netherlands segment is not included in our 2017 consolidated results

Operating Cash Flow Highlights
The following table presents (i) OCF of each of our consolidated reportable segments for the comparative periods, and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
OCF	2017	2016	%	Rebased %	2017	2016	%	Rebased %
	in millions, except % amounts

U.K./Ireland	$815.0	$724.8	12.4	5.2	$2,894.5	$2,930.9	(1.2)	3.6
Belgium	327.3	281.2	16.4	4.9	1,299.7	1,173.4	10.8	6.1
Germany	460.1	398.7	15.4	5.6	1,700.3	1,586.4	7.2	4.9
Switzerland/Austria	260.0	274.2	(5.2)	(8.0)	1,054.3	1,069.3	(1.4)	(2.3)
Central and Eastern Europe	144.7	125.6	15.2	3.4	516.2	471.5	9.5	5.4
The Netherlands	—	365.2	(100.0)	N.M.	—	1,472.7	(100.0)	N.M.
Central and Corporate	(95.2)	(134.2)	(29.1)	12.3	(379.4)	(540.5)	(29.8)	11.4
Total	$1,911.9	$2,035.5	(6.1)	4.3	$7,085.6	$8,163.7	(13.2)	4.5

OCF Margin	47.9%	48.3%			47.1%	47.2%
N.M. - Not Meaningful

•	Reported OCF for the three months and year ended December 31, 2017, declined 6% and 13% year-over-year, respectively

◦	These results were primarily driven by the net impact of (i) the deconsolidation of our operations in the Netherlands, (ii) organic OCF growth and (iii) the aforementioned impact of FX movements

•	Rebased OCF growth of 4% and 4.5% in Q4 and full-year 2017, respectively, included:

◦	The net unfavorable impact on our revenue of certain items, as discussed in the "Revenue Highlights" section above

◦	An unfavorable $11 million (Q4) and $34 million (full year) network tax increase following an April 1, 2017 increase in the rateable value of our existing U.K. and Irish networks

◦
A favorable $10 million (Q4) and $42 million (full year) benefit associated with a telecom operator's agreement to compensate Virgin Media for prior-period contractual breaches related to network charges

◦	A favorable $13 million benefit in both the Q4 and full-year period due to our decision to issue Liberty Global shares to satisfy a portion of our 2017 annual incentive compensation

◦	A $6 million headwind from the settlement of an operational contingency in the U.K. during Q1 2016

•
As compared to the prior-year periods, our Q4 and full-year 2017 OCF margins were down 30 and 10 basis points to 47.9% and 47.1%, respectively. Our OCF margins during the 2017 periods were negatively impacted by the deconsolidation of the Netherlands

Q4 2017 Rebased Operating Cash Flow Growth - Segment Highlights

•
U.K./Ireland: Rebased OCF growth of 5% reflects the net effect of (i) revenue growth, (ii) higher handset and programming costs, (iii) increased network taxes, (iv) the aforementioned compensation for prior-period contractual breaches related to network charges and (v) lower marketing spend

•
Belgium: Rebased OCF growth of 5% in Q4, largely driven by the net effect of (i) lower MVNO costs (migrating subscribers to our own mobile network), (ii) higher network related costs and (iii) lower integration costs associated with the BASE acquisition

•
Germany: Increased OCF by 6% in Q4 on a rebased basis, primarily due to the net effect of (i) an increase in revenue, (ii) lower SG&A costs, primarily due to lower spend for marketing and advertising, (iii) higher direct costs, due to higher programming and copyright cost and interconnect and access cost and (iv) lower indirect costs, due to the net effect of higher outsourced call center costs, lower bad debt expense and lower staff-related costs. Growth was adversely impacted by the aforementioned loss of analog carriage fees, which reduced OCF by approximately $7 million in Q4

•
Switzerland/Austria: Rebased OCF declined 8% in Q4, primarily due to continuing competition and an increase in the net expenses associated with the MySports Platform. These net expenses are more heavily weighted to the first and fourth quarters of the year

•	CEE: Rebased OCF grew by 3% in Q4, largely driven by the aforementioned revenue growth, partially offset by higher direct and staff-related costs
Net Earnings (Loss) Attributable to Liberty Global Shareholders

•
Net earnings (loss) attributable to Liberty Global shareholders (including discontinued operations) were ($992 million) and $2,223 million for the three months ended December 31, 2017 and 2016, respectively, and ($2,778 million) and $1,705 million for the twelve months ended December 31, 2017 and 2016, respectively

Leverage and Liquidity

•	Total capital leases and principal amount of third-party debt: $42.4 billion

•	Leverage ratios: Our adjusted gross and net leverage ratios at December 31, 2017 were 5.1x and 4.9x, respectively

•	Average debt tenor : Nearly 8 years, with ~88% not due until 2021 or beyond

•	Borrowing costs: Blended fully-swapped borrowing cost of our third-party debt was 4.2%

•	Liquidity: $4.9 billion, including (i) $1.7 billion of cash at December 31, 2017 and (ii) aggregate unused borrowing capacity[15] under our credit facilities of $3.2 billion

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations with respect to our OCF growth, as well as OCF results in Switzerland, our Adjusted FCF and our P&E additions, including P&E additions attributable to new build and upgrades; expectations with respect to the development, enhancement and deployment of our innovative and advanced products and services, including WiFi Connect and V6 set-top boxes at Virgin Media; expectations with respect to our new MVNO arrangement in Switzerland; expectations regarding our share buyback program; the strength of our balance sheet and tenor of our third-party debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the effects of changes in laws or regulation; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K ("10-K"). These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Nothing in this press release constitutes an offer of any securities for sale.

Balance Sheets, Statements of Operations and Statements of Cash Flows
The consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-K.
Rebase Information
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2017, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2016 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2016 and 2017 in our rebased amounts for the three months and year ended December 31, 2016 to the same extent that the revenue and OCF of such entities are included in our results for the three months and year ended December 31, 2017, (ii) exclude the revenue and OCF of Ziggo Group Holding and a sports channel that were contributed to the VodafoneZiggo JV at the end of December 31, 2016, (iii) include revenue for the framework services agreement with the VodafoneZiggo JV and certain associated operating and SG&A expenses that had been allocated to our Netherlands segment during the 2016 periods in our rebased amounts for the three months and year ended December 31, 2016 as if the framework services agreement had been in place at the beginning of 2016, (iv) exclude the revenue and OCF of multi-channel multi-point (microwave) distribution system subscribers in Ireland that have disconnected since we announced the switch-off of this service effective April 2016 for the year ended December 31, 2016 to the same extent that the revenue and OCF of these subscribers is excluded from our results for the year ended December 31, 2017 (v) exclude the revenue and OCF of two small disposals made in Belgium during Q1 2017 to the same extent that the revenue and OCF of these disposed businesses is excluded from our results for the three months and year ended December 31, 2017 and (vi) reflect the translation of our rebased amounts for the three months and year ended December 31, 2016 at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2017. We have included SFR and three small entities in whole or in part in the determination of our rebased revenue and OCF for the three months ended December 31, 2016. We have included SFR, BASE and four small entities in whole or in part in the determination of our rebased revenue and OCF for the year ended December 31, 2016. We have reflected the revenue and OCF of the acquired entities in our 2016 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

The following table provides adjustments made to the 2016 amounts to derive our rebased growth rates:

	Revenue		OCF
	Three months ended December 31,	Full year ended December 31,	Three months ended December 31,	Full year ended December 31,
	2016	2016	2016	2016
	in millions
Acquisitions	$57.6	$291.2	$35.2	$137.9
Contribution of Ziggo Group Holding to the VodafoneZiggo JV and other dispositions (i)	(674.4)	(2,741.6)	(362.7)	(1,478.4)
Foreign Currency	275.0	(127.5)	125.9	(45.6)
Total decrease	$(341.8)	$(2,577.9)	$(201.6)	$(1,386.1)
______________________________

(i)    In connection with the December 31, 2016 closing of the VodafoneZiggo JV transaction, we entered into a framework services agreement that provides for the terms under which we provide services to the VodafoneZiggo JV. These adjustments to revenue and OCF are net of $34 million and $131 million of revenue for Q4 and full-year 2016, respectively, that we assumed would have been earned if the framework services agreement had been in place on January 1, 2016.

Summary of Debt, Capital Lease Obligations & Cash and Cash Equivalents
The following table(i) details the U.S. dollar equivalent balances of the outstanding principal amount of our debt, capital lease obligations and cash and cash equivalents at December 31, 2017:

		Capital	Debt & Capital	Cash
		Lease	Lease	and Cash
	Debt(ii)	Obligations	Obligations	Equivalents
	in millions
Liberty Global and unrestricted subsidiaries	$2,404.1	$67.2	$2,471.3	$1,557.6
Virgin Media(iii)	17,218.7	79.1	17,297.8	32.0
Unitymedia	8,776.4	722.4	9,498.8	2.8
UPC Holding	7,304.3	95.7	7,400.0	33.1
Telenet	5,314.1	456.1	5,770.2	46.9
Total	$41,017.6	$1,420.5	$42,438.1	$1,672.4
______________________________

(i)	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

(ii)	Debt amounts for UPC Holding and Telenet include notes issued by special purpose entities that are consolidated by the respective subsidiary.

(iii)
The Virgin Media borrowing group includes certain subsidiaries of Virgin Media, but excludes the parent entity, Virgin Media Inc. The cash and cash equivalents amount includes cash and cash equivalents held by the Virgin Media borrowing group, but excludes cash and cash equivalents held by Virgin Media Inc. This amount is included in the amount shown for Liberty Global and unrestricted subsidiaries.

Property and Equipment Additions and Capital Expenditures
The tables below highlight the categories of the property and equipment additions for the indicated periods and reconcile those additions to the capital expenditures that are presented in the statement of cash flows information in our 10-K.

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
	in millions, except % amounts
Customer premises equipment	$258.3	$247.0	$1,161.4	$920.4
New Build & Upgrade	339.0	356.7	1,158.0	930.1
Capacity	190.9	233.2	625.9	637.0
Product & Enablers	305.4	238.5	875.8	674.2
Baseline	294.8	284.9	943.7	887.0
Property and equipment additions (excluding the Netherlands)	1,388.4	1,360.3	4,764.8	4,048.7
The Netherlands	—	168.7	—	589.9
Total property and equipment additions	1,388.4	1,529.0	4,764.8	4,638.6
Reconciliation of property and equipment additions to capital expenditures:
Excluding the Netherlands:
Assets acquired under capital-related vendor financing arrangements(i)	(701.7)	(571.8)	(2,635.8)	(1,818.9)
Assets acquired under capital leases	(34.0)	(31.2)	(169.8)	(104.2)
Changes in current liabilities related to capital expenditures	(77.0)	(310.2)	(6.1)	(341.3)
The Netherlands	—	(64.4)	—	(220.3)
Total capital expenditures(ii)	$575.7	$551.4	$1,953.1	$2,153.9

Property and equipment additions as % of revenue (excluding the Netherlands)	34.8%	38.3%	31.7%	27.7%

______________________________

(i)
Amounts exclude related VAT of $112 million and $84 million during the three months ended December 31, 2017 and 2016, respectively, and $420 million and $278 million during the year ended December 31, 2017 and 2016, respectively, that were also financed by our vendors under these arrangements.

(ii)
The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

ARPU per Cable Customer Relationship
The following table provides ARPU per cable customer relationship for the indicated periods:

	Three months ended December 31,		%	Rebased
	2017	2016	Change	% Change

Liberty Global (excluding the Netherlands)	$43.41	$39.97	8.6%	0.9%
U.K. & Ireland (Virgin Media)	£50.29	£50.37	(0.2%)	(0.5%)
Germany (Unitymedia)	€25.35	€24.64	2.9%	2.9%
Belgium (Telenet)	€55.01	€53.96	1.9%	3.2%
Other Europe (UPC Holding)	€25.94	€26.98	(3.9%)	(1.2%)

Mobile ARPU

The following tables provide ARPU per mobile subscriber for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended December 31,		%	Rebased
	2017	2016	Change	% Change
Liberty Global (excluding the Netherlands):
Including interconnect revenue	$19.03	$18.04	5.5%	(4.7%)
Excluding interconnect revenue	$15.25	$14.77	3.2%	(5.1%)

	Consolidated Operating Data — December 31, 2017
				Video
	Homes Passed	Two-way Homes Passed	Cable Customer Relationships	Basic Video Subscribers(i)	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers(ii)	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

U.K.	13,979,000	13,967,200	5,432,600	—	3,827,200	—	3,827,200	5,104,300	4,440,100	13,371,600	3,002,800
Germany	12,981,300	12,900,400	7,160,200	4,687,200	1,653,600	—	6,340,800	3,476,600	3,251,000	13,068,400	320,400
Belgium	3,317,100	3,317,100	2,190,400	244,700	1,786,600	—	2,031,300	1,674,100	1,302,600	5,008,000	2,803,800
Switzerland(v)	2,281,600	2,281,600	1,236,800	520,600	679,900	—	1,200,500	749,300	537,700	2,487,500	114,800
Austria	1,410,800	1,410,800	654,100	93,200	367,500	—	460,700	515,600	457,600	1,433,900	64,100
Ireland	893,900	855,300	454,300	24,600	268,100	—	292,700	372,200	356,300	1,021,200	49,900
Poland	3,354,100	3,296,900	1,434,900	188,800	1,023,800	—	1,212,600	1,139,700	629,900	2,982,200	4,000
Romania	3,077,100	3,034,200	1,345,600	260,700	673,200	365,900	1,299,800	581,700	535,400	2,416,900	—
Hungary	1,789,400	1,772,000	1,110,900	92,200	590,900	265,900	949,000	675,300	638,700	2,263,000	88,400
Czech Republic	1,533,900	1,509,400	717,000	171,600	356,000	100,600	628,200	497,500	163,100	1,288,800	—
Slovakia	604,100	589,400	270,500	25,400	140,600	76,400	242,400	131,100	78,700	452,200	—
Total	45,222,300	44,934,300	22,007,300	6,309,000	11,367,400	808,800	18,485,200	14,917,400	12,391,100	45,793,700	6,448,200

	Subscriber Variance Table - December 31, 2017 vs September 30, 2017
				Video
	Homes Passed	Two-way Homes Passed	Cable Customer Relationships	Basic Video Subscribers(i)	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers(ii)	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

U.K.	180,400	180,400	14,400	—	4,900	—	4,900	24,200	(15,700)	13,400	27,300
Germany	24,500	44,000	(16,100)	(36,600)	(300)	—	(36,900)	45,800	46,200	55,100	(13,200)
Belgium	10,000	10,000	(11,400)	(11,000)	(4,600)	—	(15,600)	3,700	100	(11,800)	(78,300)
Switzerland(v)	13,000	13,000	(23,400)	(21,900)	100	—	(21,800)	(5,500)	4,800	(22,500)	9,800
Austria	6,500	6,500	100	(2,000)	(5,100)	—	(7,100)	3,100	7,400	3,400	8,400
Ireland	13,500	16,600	(1,300)	(1,800)	(2,800)	—	(4,600)	800	(1,900)	(5,700)	5,500
Poland	91,400	93,000	8,500	(3,500)	7,300	—	3,800	16,700	3,400	23,900	(300)
Romania	25,600	26,100	23,700	(3,100)	9,800	10,800	17,500	13,000	15,800	46,300	—
Hungary	25,000	25,100	1,700	(8,400)	13,900	(4,000)	1,500	10,400	17,000	28,900	7,000
Czech Republic	18,000	26,700	1,100	6,000	300	(1,600)	4,700	5,400	10,400	20,500	—
Slovakia	3,300	8,200	1,300	(300)	2,000	600	2,300	2,800	1,900	7,000	—
Total	411,200	449,600	(1,400)	(82,600)	25,500	5,800	(51,300)	120,400	89,400	158,500	(33,800)

	Subscriber Variance Table - December 31, 2017 vs September 30, 2017
				Video
	Homes Passed	Two-way Homes Passed	Cable Customer Relationships	Basic Video Subscribers(i)	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers(ii)	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Organic Change Summary:
U.K.	180,400	180,400	14,400	—	4,900	—	4,900	24,200	(15,700)	13,400	27,300
Germany	24,500	44,000	(16,100)	(36,600)	(300)	—	(36,900)	45,800	46,200	55,100	(13,200)
Belgium	10,000	10,000	(11,400)	(11,000)	(4,600)	—	(15,600)	3,700	100	(11,800)	50,800
Other Europe	192,500	202,700	6,400	(36,300)	23,600	5,800	(6,900)	42,300	57,100	92,500	30,400
Total Organic Change	407,400	437,100	(6,700)	(83,900)	23,600	5,800	(54,500)	116,000	87,700	149,200	95,300

Q4 2017 Adjustments:
Q4 2017 Acquisitions - Romania	7,600	7,600	3,300	1,200	—	—	1,200	2,800	—	4,000	—
Q4 2017 Acquisition - Hungary	4,900	4,900	2,000	100	1,900	—	2,000	1,600	1,700	5,300	—
Q4 2017 Czech Republic Adjustments	(8,700)	—	—	—	—	—	—	—	—	—	—
Q4 2017 Acquisition - Belgium	—	—	—	—	—	—	—	—	—	—	(129,100)
Net Adjustments	3,800	12,500	5,300	1,300	1,900	—	3,200	4,400	1,700	9,300	(129,100)
Net Adds (Reductions)	411,200	449,600	(1,400)	(82,600)	25,500	5,800	(51,300)	120,400	89,400	158,500	(33,800)

Footnotes for Consolidated Operating Data and Subscriber Variance Tables

(i)	We have approximately 192,700 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(ii)
Our Internet Subscribers exclude 39,100 digital subscriber line (“DSL”) subscribers within Austria that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 83,900 subscribers who have requested and received this service.

(iii)
Our Telephony Subscribers exclude 30,000 subscribers within Austria that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 131,000 subscribers who have requested and received this service.

(iv)
In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of December 31, 2017, our mobile subscriber count included 515,200 and 514,300 prepaid mobile subscribers in Belgium and the U.K., respectively.

(v)
Pursuant to service agreements, Switzerland offers enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At December 31, 2017, Switzerland’s partner networks account for 138,100 Cable Customer Relationships, 315,800 RGUs, 113,700 Enhanced Video Subscribers, 116,000 Internet Subscribers, and 86,100 Telephony Subscribers. Subscribers to enhanced video services provided by partner networks receive basic video services from the partner networks as opposed to our operations. Due to the fact that we do not own these partner networks, we do not report homes passed for Switzerland’s partner networks.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes

[1]
The former LiLAC Group has been treated as a discontinued operation and accordingly, the information in this release focuses only on our continuing operations unless otherwise noted. For additional information, see note 5 to the consolidated financial statements included in our 10-K.

[2]	The indicated growth rates are rebased for acquisitions, dispositions and FX. Please see Rebase Information for information on rebased growth.

[3]	Please see Glossary for our Operating Cash Flow ("OCF") definition and the required reconciliations.

[4]
Please see Glossary for information on Adjusted Free Cash Flow (“FCF”) and the required reconciliations. For more detailed information concerning our operating, investing and financing cash flows, see the consolidated statements of cash flows included in our 10-K.

[5]	Total B2B includes subscription (SOHO) and non-subscription revenue. B2B and SOHO growth rates include upsell from our residential businesses.

[6]
Please see Glossary for the definition of RGUs. Organic figures exclude RGUs of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[7]
For purposes of measuring our rebased OCF growth in 2018, our 2017 OCF will be rebased to reflect the adoption of the new revenue recognition guidance that we will begin applying on January 1, 2018. For additional information, see note 2 to the consolidated financial statements included in our 10-K.

[8]	Based on FX rates as of February 13, 2018. New build and upgrade spend excludes related CPE.

[9]	For purposes of calculating our average tenor, total third-party debt excludes vendor financing.

[10]	Liquidity refers to cash and cash equivalents plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations.

[11]
Includes subscription and non-subscription revenue. For additional information regarding how we define our revenue categories, see note 18 to the consolidated financial statements included in our 10-K.

[12]
Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements, and excludes the loans backed or secured by the shares we hold in ITV plc, Sumitomo Corporation and Lions Gate Entertainment Corp.

[13]
As we no longer consolidate the Netherlands effective December 31, 2016, we have removed the Netherlands from certain information presented for periods ended on or prior to December 31, 2016 to enhance comparability.

[14]	On February 11, 2016, Telenet acquired Telenet Group BVBA ("BASE").

[15]
Our aggregate unused borrowing capacity of $3.2 billion represents the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations. Upon completion of the relevant December 31, 2017 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that our subsidiaries' borrowing capacity will remain at $3.2 billion.

Glossary

Adjusted Free Cash Flow: net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (ii) expenses financed by an intermediary, less (a) capital expenditures, as reported in our consolidated statements of cash flows, (b) principal payments on amounts financed by vendors and intermediaries and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We believe that our presentation of Adjusted Free Cash Flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted Free Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows. We changed our definition of adjusted free cash flow effective January 1, 2017 to remove the add-back of excess tax benefits from share-based compensation. This change, which was given effect for all periods presented, was made to accommodate our January 1, 2017 adoption of ASU 2016-09, Compensation - Stock Compensation, Improvements to Employee Share-Based Payment Accounting, pursuant to which we retrospectively revised the presentation of our consolidated statements of cash flows to remove the operating cash outflows and financing cash inflows associated with excess tax benefits from share-based compensation. The following table provides the reconciliation of our net cash provided by operating activities to Adjusted Free Cash Flow for the indicated periods:

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
	in millions

Net cash provided by operating activities of our continuing operations	$1,494.6	$1,653.7	$5,134.6	$5,471.7
Cash payments for direct acquisition and disposition costs	1.8	2.5	8.7	29.3
Expenses financed by an intermediary(i)	439.8	206.1	1,506.9	812.0
Capital expenditures	(575.7)	(551.4)	(1,953.1)	(2,153.9)
Principal payments on amounts financed by vendors and intermediaries	(496.5)	(278.5)	(3,059.3)	(2,074.7)
Principal payments on certain capital leases	(19.9)	(23.3)	(86.6)	(105.5)
Adjusted FCF	$844.1	$1,009.1	$1,551.2	$1,978.9
________________________________

(i)
For purposes of our consolidated statements of cash flows, expenses financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our Adjusted Free Cash Flow definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue (subscription revenue excludes interconnect fees, channel carriage fees, mobile handset sales, late fees and installation fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, we adjust the prior-year subscription revenue, customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and OCF, as further described in the body of this release.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an EBU basis, we count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Blended fully-swapped debt borrowing cost: the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

Cable Customer Relationships: the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include EBU adjustments, we reflect corresponding adjustments to our Cable Customer Relationship counts. For further information regarding our EBU calculation, see Footnotes for Consolidated Operating Data and Subscriber Variance Tables. Cable Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Cable Customer Relationships. We exclude mobile-only customers from Cable Customer Relationships.

DTH Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

EBU: Equivalent Billing Unit. Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.

Enhanced Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

Homes Passed: homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.

Internet Subscriber: a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers do not include customers that receive services from dial-up connections.

Mobile Subscriber Count: the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

NPS: Net Promoter Score.

OCF: As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our Form 10-K. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of our operating income to total OCF is presented in the following table:

	Three months ended			Year ended
	December 31,			December 31,
	2017		2016	2017		2016
	in millions

Operating income	$495.8		$683.0	$1,947.5		$2,482.2
Share-based compensation expense	63.9		85.8	173.9	143.6	281.5
Depreciation and amortization	1,333.7		1,187.5	4,857.0		5,213.8
Impairment, restructuring and other operating items, net	18.5	190.3	79.2	107.2		186.2
Total OCF	$1,911.9		$2,035.5	$7,085.6		$8,163.7

OCF margin: calculated by dividing OCF by total revenue for the applicable period.

Property and equipment additions: includes capital expenditures on an accrual basis, amounts financed under vendor financing or capital lease arrangements and other non-cash additions.

RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our U.K. market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our December 31, 2017 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.
SOHO: Small or Home Office Subscribers.
Telephony Subscriber: a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

Two-way Homes Passed: homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

U.S. GAAP: United States Generally Accepted Accounting Principles.

YoY: Year over year.